Exhibit 99.9
Consent of Morgan Stanley & Co. Incorporated
Special Committee of the Board of Directors
Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017
We hereby consent to the use in the Registration Statement of Reinsurance Group of America, Incorporated on Amendment Number 2 to Form S-4 and in the Proxy Statement/Prospectus of Reinsurance Group of America, Incorporated, which is part of the Registration Statement, of our opinion dated June 1, 2008 appearing as Appendix D to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “The Transactions—Background of the Divestiture”, “Proposal One: Approval of the Recapitalization and Distribution Agreement—RGA’s Reasons for the Recapitalization” and “Proposal One: Approval of the Recapitalization and Distribution Agreement—Opinion of the RGA Special Committee’s Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/	Anna Angelova-Makki
	Name:	Anna Angelova-Makki
	Title:	Vice President

New York, New York
July 28, 2008